Exhibit 23.1


                Consent of Independent Accountants

We consent to the incorporation by reference in this Registration Statement on Form S-3 related to the Dividend Reinvestment, Stock Purchase, Resident Stock Purchase and Employee Stock Purchase Plan to be filed by Home Properties of New York, Inc. of our reports, (1) dated February 2, 1998, on our audits of the consolidated financial statements and financial statement schedule of Home Properties of New York, Inc. as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, which report was included in the 1997 Annual Report on Form 10-K
(2) dated December 23, 1997 on our audit of the Detroit Acquisition Properties for the year ended December 31, 1996, which report is included in form 8-K/A Amendment No. 1 dated October 7, 1997 and filed on January 12, 1998, (3) dated March 16, 1998 and March 18, 1998 on our audits of Candlewood Apartments and Park Shirlington and Braddock Lee Apartments, respectively, for the year ended December 31, 1997, which reports are included in form 8-K, dated March 23, 1998 and filed on March 24, 1998. We also consent to the reference to our firm under the caption "Experts".

/s/ Coopers & Lybrand LLP

Rochester, New York
April 8, 1998